    As filed with the Securities and Exchange Commission on October 10, 2000
                                                 Registration No. 333-47208
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ------------------------------
                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------
                      GASONICS INTERNATIONAL CORPORATION
            (Exact Name of Registrant as Specified in Its Charter)
                         ------------------------------

      Delaware                                                  94-2159729
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                           Identification Number)


                             2730 Junction Avenue
                          San Jose, California 95134
                                (408) 570-7000
              (Address, including zip code, and telephone number,
                including area code, of Registrant's principal
                              executive offices)
                         ------------------------------

                                Asuri Raghavan
                            Chief Executive Officer
                      GASONICS INTERNATIONAL CORPORATION
                             2730 Junction Avenue
                          San Jose, California 95134
                                (408) 570-7000
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service
                                  of process)
                         ------------------------------
                                   Copies to:
                            Timothy R. Curry, Esq.
                              Edward Molter, Esq.
                              David McLean, Esq.
                          Jennifer L. Williams, Esq.
                        BROBECK, PHLEGER & HARRISON LLP
                             Two Embarcadero Place
                                2200 Geng Road
                             Palo Alto, CA  94303
                                (650) 424-0160
                         ------------------------------
       Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement and from time to time thereafter.
                       ------------------------------
If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box.[_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                         ------------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ The information in this prospectus is not complete and may be changed. We + + may not sell these securities until the registration statement filed with + + the Securities and Exchange Commission is effective. This prospectus is not + + an offer to sell these securities, and we are not soliciting offers to buy + + these securities in any state where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                 Subject to completion, dated October 10, 2000


                                655,577 SHARES

            [GASONICS INTERNATIONAL CORPORATION LOGO APPEARS HERE]

                                 Common Stock

                          ___________________________

  This prospectus relates to the public offering, which is not being underwritten, of 655,577 shares of our common stock, which are held by some of our current stockholders.

  The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

                          ___________________________

  Our common stock is traded on the Nasdaq National Market under the symbol "GSNX." The last reported sale price of our common stock on the Nasdaq National Market on September 29, 2000 was $12.25 per share.

                          ___________________________

  Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

                          ___________________________

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          ___________________________

                The date of this prospectus is October __, 2000

  No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by GaSonics International Corporation (referred to in this prospectus as "GaSonics" or the "Registrant"), any selling stockholder or by any other person.

  Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed with the SEC a registration statement on Form S-3 to register the shares of common stock being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about us and the shares of common stock offered in this prospectus, you should refer to the registration statement and its exhibits and our other SEC filings. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:

  .  Our Annual Report on Form 10-K for the fiscal year ended September 30,
     1999;

  . Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1999;

  .  Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
     2000;

  .  Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
     2000;

  . The description of our common stock contained in our Registration Statement on Form 8-A filed under Section 12 of the Exchange Act with the Commission on February 4, 1994, as amended on March 7, 1994.

  In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed incorporated by reference into this prospectus.

  If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to those documents, unless those exhibits are specifically incorporated by reference in those documents. You should direct any request for those copies to GaSonics International Corporation, Chief Financial Officer, 2730 Junction Avenue, San Jose, California 95134, (408) 570-7000.

  You should rely only upon the information contained in this prospectus and incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are not offering to sell these securities in any jurisdiction where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

  Information contained in our web site does not constitute part of this prospectus.

  The terms "we," "us," "our" and "GaSonics" means GaSonics International Corporation and its subsidiaries. GaSonics(R) is our registered trademark. Integrated Clean, Performance Enhancement Platform and Iridia are our trademarks. This prospectus also includes trademarks of other companies.

                                  THE COMPANY

  We are a leading developer and global supplier of photoresist removal and Integrated Clean solutions used in advanced semiconductor device manufacturing. Our versatile Integrated Clean solutions, which combine photoresist removal and residue removal technologies within a single platform, are designed to allow our customers to integrate manufacturing process steps, increasing their yields and throughput. We also provide low pressure chemical vapor deposition, or LPCVD, systems for the flat panel display, or FPD, industry. We market and sell our products to leading semiconductor device and FPD manufacturers worldwide, including 15 of the top 20 semiconductor device manufacturers.

  Our photoresist removal systems use our innovative microwave downstream plasma technology, which is designed to increase yields in the manufacturing of semiconductor devices. This technology is designed to offer our customers significant advantages over traditional techniques by reducing the damage that typically occurs to the wafer in the photoresist removal processes, thus increasing yields and reducing cost of ownership. Moreover, our technologically advanced systems are designed to offer a high degree of flexibility, reliability and serviceability.

  Our Integrated Clean systems use our microwave downstream plasma technology in concert with directional RF plasma technology to remove photoresist and more difficult to remove residues. These systems are designed to allow our customers to achieve greater fab efficiency and reduced costs by simplifying process flows. In addition, these systems provide industry leading technology for the complex cleaning requirements associated with smaller feature sizes as well as new processes and materials, such as dual damascene, copper and low-k dielectrics. To further address these new requirements, we have recently entered into joint development agreements with a number of customers and semiconductor equipment manufacturers, such as our participation in the Damascus Alliance.

  Our principal executive offices are located at 2730 Junction Avenue, San Jose, California 95314. Our telephone number is (408) 570-7000.

                                 RISK FACTORS

  You should carefully consider the risks described below before making an investment decision. Our business, financial condition and results of operations could be materially harmed by any of these risks. In addition, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

  This prospectus may also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Related to Our Business

Our operating results could fluctuate, which may cause our stock price to decline.

  Our operating results have fluctuated significantly in the past, and we expect that results will continue to fluctuate significantly in the future for a number of reasons, including:

     .  the cyclicality of the semiconductor industry;

     .  changes in pricing by us, competitors, customers or suppliers;

     .  inventory obsolescence;

     .  accounts receivable write-offs;

     .  product mix;

     . the timing of new product announcements and releases by us or our competitors;

     .  delays, cancellations or rescheduling of customer orders;

     .  our ability to produce systems in volume and meet customer requirements;

     .  the ability of any customer to finance purchases of our equipment;

     .  procedures and controls;

     . changes in overhead absorption levels due to changes in the number of systems manufactured; and

     .  lengthy sales cycles.

  Fluctuations in our operating results may adversely impact our stock price. Furthermore, if these factors are not adequately addressed, they may harm our business.

Cyclicality in the semiconductor device industry could harm our operating results.

  Our operating results have varied, and may vary in the future, due to the highly cyclical nature of the semiconductor device industry. Downturns in the semiconductor device industry will likely lead to proportionately greater downturns in our revenues. Our business depends upon the capital expenditures of semiconductor device manufacturers, which, in turn, depend upon the current and anticipated market demand for semiconductors and products using semiconductors. The semiconductor device industry is cyclical and has historically experienced periodic downturns, which have often resulted in substantial decreases in demand for semiconductor capital equipment, including photoresist removal and residue removal equipment. There is typically a six to twelve month lag between a change in the economic condition of the semiconductor device industry and the resulting change in the level of capital expenditures by semiconductor device manufacturers. In most cases, the resulting decrease in capital expenditures has been more pronounced than the precipitating downturn in semiconductor device industry revenues. The semiconductor device industry experienced downturns in 1998 and 1996, during which industry revenues declined by an estimated 8.4% and 8.6% as reported by World Semiconductor Trade Statistics, Inc. During these periods, we experienced significant cancellations and delays of new orders and rescheduling of existing orders, which harmed our financial results.

  The semiconductor device industry may experience severe and prolonged downturns in the future. Future downturns in the semiconductor device industry, or any failure of that industry to fully recover from its recent downturn, will seriously harm our business, financial condition and results of operations.

Our quarterly results may fluctuate, which may harm our business.

  In the past, we have experienced fluctuations in our quarterly results and fluctuations may continue in the future. Specifically, our quarterly net sales and operating results have in the past, and will in the future, depend upon obtaining orders and shipping systems in the same quarter. Backlog at the beginning of a quarter typically does not include all orders required to achieve our sales objectives for that quarter. In addition, orders in backlog are subject to cancellations or reschedulings by customers with limited or no penalties. We cannot forecast the timing of these occurrences or their impact on our sales and operating results. We have experienced and will continue to experience cancellations and rescheduling of orders. Consequently, backlog at any particular date is not necessarily representative of actual sales expected for the succeeding period. Our business for a particular quarter may also be harmed if an anticipated order is not received in time to permit shipment during the same quarter.

  Moreover, our quarterly results fluctuate because a substantial portion of our revenues is derived from the sale of our systems, which typically range in price from approximately $150,000 to $2.0 million or more. As a result, operating results for a particular quarter could be significantly impacted by the timing of a single transaction.

  Furthermore, significant investments in research and development, capital equipment and customer service and support capability worldwide have resulted in significant fixed costs, which we have not been and will not be able to reduce rapidly if sales goals for a particular period are not met. As a result, a delay in generating or recognizing revenue for any reason could cause significant variations in our operating results from quarter to quarter and could result in greater than expected operating losses. Also, because we manufacture our systems according to forecast, a reduction in customer orders or backlog could lead to excess inventory and possible inventory obsolescence, increasing costs and reducing margins that could harm our business, financial condition and results of operations.

Our gross margins may fluctuate, which may harm our business.

  Historically, our gross margins have varied significantly, and we expect that our gross margins will continue to vary based on a variety of factors, including:

     .  sales mix and average selling prices of our systems;

     .  price-based competition;

     .  mix of revenues, including spare parts, service and support revenues;

     .  costs associated with new product introductions and enhancements;

     .  configuration and installation costs;

     .  delays, cancellations or rescheduling of customer orders;

     . underabsorption of manufacturing overhead and field service and support infrastructure; and

     .  start-up inefficiencies associated with new products.

  If the factors causing fluctuations are not adequately addressed, they may harm our business and adversely impact our stock price.

If we do not continually improve our systems in response to rapid technological changes, we could encounter a decline in sales or a loss of market acceptance.

  The semiconductor manufacturing industry is characterized by rapid technological change resulting in new product introductions and enhancements. Failure to keep pace with technological developments in the semiconductor manufacturing industry, to translate technological development into systems and products on a timely and cost-effective basis, or to develop a sufficient volume of manufacturing for new products would significantly harm our business. Furthermore, new product introductions or enhancements and new technologies developed by our competitors could result in a decline in our sales and loss of market acceptance of our existing products.

  Our success in developing, introducing and selling new and enhanced systems depends upon a variety of factors, including:

     . product selection relative to the technological and commercial needs of the industry;

     .  timely and efficient completion of product design and development;

     . timely and efficient execution of the manufacturing and assembly processes;

     .  effective sales and marketing; and

     .  product performance and reliability in the field.

  Because new product development commitments must be made well in advance of sales, new product decisions must anticipate both the future demand for the type of semiconductor devices under development by leading semiconductor device manufacturers and the equipment required to produce semiconductor devices. We may not be successful in selecting, developing, manufacturing and marketing new products or enhancing our existing products. If we are unable to offer these products in a competitive manner, our business will be harmed.

  Additionally, our future performance depends, in part, on the successful commercialization of our low pressure chemical vapor deposition, or LPCVD, systems and 300mm systems. However, these products may not lead to significant revenues or enhance our profitability.

A limited number of our customers account for a significant portion of our net sales, and the loss of, or reduction in orders from, a major customer could harm our business.

  We sell a significant proportion of our systems to a limited number of customers. Sales to our ten largest customers accounted for approximately 75% of our net sales in the first nine months of fiscal 2000, 69% in fiscal year 1999, 64% in fiscal year 1998 and 66% in fiscal year 1997. In the first nine months of fiscal 2000, Intel and Motorola each accounted for greater than 10% of our net sales. In fiscal 1999, Intel accounted for greater than 10% of our net sales. In fiscal 1998, Intel and Motorola each accounted for more than 10% of our net sales. In fiscal 1997, Samsung, Promos Technologies and Intel each accounted for more than 10% of net sales. We expect that a high percentage of our net sales will continue to come from a limited number of customers.

  We have no long-term purchase agreements with our customers. If we lose a significant customer, our sales could decline and our business will be harmed. In addition, if sales to some customers decrease or those customers complete or delay purchasing requirements for new or expanded fabrication facilities, our business could be harmed. For example, Intel has recently announced a decision to diversify its supplier base and may decrease its purchases from us in the future.

Our long and variable sales cycle depends on many factors outside of our control and could cause us to expend significant time and resources prior to earning associated revenues.

  Sales of our systems depend, in part, upon the decision of prospective customers to increase manufacturing capacity by expanding existing manufacturing facilities or building new facilities. Because facilitization of these plants requires significant capital commitment, equipment qualification and equipment installation, we often experience delays in finalizing these sales following initial system qualification. Due to these and other factors, our systems typically have a lengthy and variable sales cycle during which we may expend substantial funds and management effort to secure final sale and installation of our products.

  The length of the sales cycle may increase if customers centralize purchasing decisions or if they delay purchase decisions in periods of industry downturns. The lengthy sales cycles may also intensify the evaluation process, which may increase sales and marketing expenditures, exposing us to risks, including obsolescence, fluctuations and the resulting difficulties in forecasting operating results.

The complexity of our systems may result in a significant delay between the initial introduction of our systems and the commencement of volume production.

  The large number of components in, and the complexity of, our systems can lead to significant delays between the initial introduction of our systems and the commencement of volume production. As is typical in the semiconductor capital equipment market, we experience occasional delays in the introduction of some of our systems and enhancements, and we may continue to experience delays in the future. We have experienced and will continue to experience technical, quality and manufacturing difficulties with some of our systems and enhancements. Any delay in the introduction of our systems could cause us to lose revenue, incur substantial expenses and harm our reputation. In addition, if new products have reliability or quality problems, our operating results will be harmed because of additional expenses, such as service and warranty expenses.

Our operations are characterized by the need for continued investment in research and development and, as a result, our ability to reduce costs is limited.

  Our operations are characterized by the need for continued investment in research and development. If our revenues are below expectations, our operating results could be harmed because our ability to reduce these costs while remaining competitive is limited. In addition, because of our emphasis on research and development and technological innovation, there can be no assurance that our operating costs will not increase in the future. We expect the level of research and development expenses to increase in the near future in absolute dollar terms.

The semiconductor capital equipment industry is intensely competitive, which could impair sales of our products and harm our revenues and results of operations.

  We operate in the highly competitive semiconductor capital equipment industry and face competition from a number of companies, including Eaton Corporation, Mattson Technology, Plasma Systems and ULVAC, some of which have greater financial, engineering, manufacturing, marketing and customer support resources and broader product offerings than we do. As a result, our competitors may be able to respond more quickly to new or emerging technologies or market developments by devoting greater resources to the development, promotion and sale of products, which could impair sales of our products. Moreover, there has been significant merger and acquisition activity among our competitors and potential competitors, particularly during the recent downturn in the semiconductor device and semiconductor capital equipment industries. These transactions by our competitors and potential competitors may provide them with a competitive advantage over us by enabling them to rapidly expand their product offerings and service capabilities to meet a broader range of customer needs. Many of our customers and potential customers in the semiconductor device manufacturing industry are large companies that require global support and service for their semiconductor capital equipment. Future or existing competitors may have more extensive infrastructures than we do, or better infrastructures in particular geographic regions, which could place us at a disadvantage when competing for the business of global semiconductor device manufacturers.

  In addition, because we rely on sales of our dry chemistry processing equipment, we may be at a disadvantage to some competitors that offer more diversified product lines. We believe that we will continue to face competition from current and new suppliers employing other technologies, such as wet chemistry, traditional dry chemistry and other techniques, as those competitors attempt to extend the capabilities of their existing products.

  Furthermore, many of our competitors invest heavily in the development of new systems that will compete directly with ours. We expect our competitors in each product area to continue to improve the design and performance of their products and to introduce new products with competitive prices and performance characteristics. Our systems may not be able to compete successfully with those of our competitors. Increased competitive pressure has led and may continue to lead to reduced demand and lower prices for some of our products, which could harm our business.

  Competitors of our LCD division in Japan include Japan-based companies and Japan-based joint ventures who manufacture alternative technologies and are well established in Japan. At any time they could enter our markets with improved technologies or with systems that directly compete with our LCD division.

Our future depends on our ability to further penetrate the Asia/Pacific market, which consists of Japan, Korea, Singapore and Taiwan.

  For the first nine months of fiscal 2000 and for fiscal 1999, the Asia/Pacific market represented 27% and 26%, respectively, of our total net sales, while the Asia/Pacific market represents 57% of the worldwide semiconductor capital equipment industry. Some of our competitors have products that are targeted to address the need for low-cost, high-throughput equipment found in Taiwanese foundries. Some of our competitors also have well entrenched positions in these markets as a result of long personal relationships, robust infrastructures and experienced management teams. We may not be able to displace our entrenched competitors. As a result, our market share and overall global competitive position may be harmed, and the future growth of our business may be limited. Our efforts to further penetrate these increasingly important Pacific Rim markets may not be successful.

We are dependent on international sales and subject to the risks of international business.

  International sales accounted for 46% of our total net sales for the first nine months of fiscal 2000 and 46% in fiscal year 1999, 45% in fiscal year 1998 and 55% in fiscal year 1997. As a result of our expanded international operations, we anticipate that international sales will continue to account for a significant portion of our total net sales in the foreseeable future. These international sales will continue to be subject to a number of risks, including:

     .  unexpected changes in regulatory requirements;

     .  difficulty in satisfying existing regulatory requirements;

     .  exchange rates;

     .  foreign currency fluctuations;

     .  tariffs and other barriers;

     .  political and economic instability;

     .  potentially adverse tax consequences;

     .  outbreaks of hostilities;

     .  difficulties in accounts receivable collection;

     .  longer collection cycles;

     .  difficulties in managing distributors or representatives; and

     . difficulties in staffing and managing foreign subsidiary and branch operations.

  We are also subject to the risks associated with the imposition of domestic and foreign legislation and regulations relating to the import or export of semiconductor equipment. We cannot predict if the import or export of our products will be subject to tariffs, quotas, duties, taxes or other charges or restrictions imposed by the United States or any other country in the future.

  In addition, Taiwan accounts for a growing portion of the world's semiconductor manufacturing. There are currently strained relations between China and Taiwan. Any adverse development in those relations could significantly impact the worldwide production of semiconductors, which would lead to reduced sales of our products and harm our operating results.

We are highly dependent on our key personnel and they may be difficult to replace.

  Our success depends to a large extent upon the efforts and abilities of our key managerial and technical employees. The loss of key employees could limit our ability to develop new products and adapt existing products to our customers' evolving requirements and result in lost sales and diversion of management resources. We have no employment agreements preventing our officers or key employees from joining our competitors or competing with us. Furthermore, much of our competitive advantage and intellectual property is based on the expertise, experience and know-how of our key personnel regarding our technologies, systems and products. If we are unable to retain our key personnel, or if any of our key personnel join a competitor or otherwise compete with us, our business and operating results could be harmed.

Our future performance depends on our ability to attract key personnel.

  Our growth depends in part on our ability to attract and retain qualified management, engineering, financial and accounting, technical, marketing and sales and support personnel for our operations. Competition for personnel is intense, particularly in Northern California where we are based. We may not be successful in attracting or retaining personnel, which could harm our business.

If we are found to infringe intellectual property rights of others, our business may be harmed.

  As is typical in the semiconductor industry, we occasionally receive notices from third parties alleging infringement claims. Although we have no significant claims or lawsuits regarding any possible infringement claims currently filed against us, there can be no assurance that infringement claims by third parties, or claims for indemnification by our customers resulting from infringement claims, will not be asserted against us in the future. These assertions, whether or not proven to be true, could harm our business.

  If any claims are asserted against us, we may seek to obtain a license under the third party's intellectual property rights. However, whether such a license would be available to us at all, or on terms acceptable to us, is unclear. Any license would likely increase our expenses. We could also decide to resort to litigation to challenge claims or enforce our intellectual property rights. Litigation against us, even if unsuccessful, could be very expensive and time consuming and could harm our business.

If we fail to adequately protect our intellectual property rights, our business may be harmed.

  We attempt to protect our intellectual property rights through patents, copyrights, trade secrets and other measures. However, there can be no assurance that we will be able to protect our technology adequately or that competitors will not independently develop similar technology. Nor can we be sure that any of our pending patent applications will be issued or that foreign intellectual property laws will protect our intellectual property rights. Our issued patents could be challenged, invalidated or circumvented and the rights granted may not provide us with competitive advantages. Furthermore, we cannot be certain that others will not independently develop similar products, duplicate our products or design around our patents or patent applications.

If we engage in acquisitions, we will incur a variety of expenses, and we may not be able to realize the anticipated benefits.

  We may pursue additional acquisitions of product lines, technologies or businesses. We may have to issue debt or equity securities to pay for future acquisitions, which could be dilutive, and in the case of debt would have to be repaid, and could harm our business. In addition, we have limited experience in the acquisition process. Acquisitions involve a number of risks, including:

     . difficulties in and costs associated with the assimilation of the operations, technologies, personnel and products of the acquired companies;

     . assumption of known or unknown liabilities or other unanticipated events or circumstances;

     .  diversion of management's attention;

     .  risks of entering markets in which we have limited or no experience; and

     .  potential loss of key employees.

  From time to time, we have engaged in preliminary discussions with third parties concerning potential acquisitions of product lines, technologies and businesses. However, after our recently completed acquisition of Gamma Precision Technology, Inc., there are currently no commitments or agreements with respect to any acquisitions.

We produce a majority of our products at a single facility and any disruption in the operations of that facility could harm our business.

  We produce most of our products in our manufacturing facility located in San Jose, California. Our manufacturing processes are highly complex and require sophisticated and costly equipment and a specially designed facility. As a result, any prolonged disruption in the operations of our manufacturing facility, whether due to technical or labor difficulties, destruction of or damage to this facility as a result of an earthquake, fire or any other reason, could harm our business, financial condition or results of operations. Furthermore, San Jose is located on a primary fault line. We currently do not have a disaster recovery plan and do not carry sufficient business interruption insurance to compensate us for losses that may occur.

We depend on a limited number of suppliers for products, and the loss of any supplier may harm our business.

  We purchase a number of components and subassemblies necessary for manufacturing our systems from a limited number of suppliers and in some instances a sole supplier. Specifically, we rely on a limited number of suppliers for robotics, microwave power supplies and platens, and on single sources for magnetrons and microwave applicators used in our products. Our LCD division in Japan is heavily dependent on a single supplier for quartz fabrication used in its LPCVD systems.

  We are exploring alternative sources for these critical materials. In addition, we have been establishing longer term contracts with some of these suppliers to mitigate the potential risks of shortages, lack of control over pricing and delays in delivery of components and subassemblies. However, we are also increasingly relying on outside vendors to manufacture components and subassemblies.

  Our reliance on sole or a limited number of suppliers and our increasing reliance on subcontractors involve several risks, including shortages, lack of control over pricing and delays in delivery of components and subassemblies. Because our manufacturing process is typically a complex process and requires long lead times, there may be delays or shortages caused by suppliers in the future. Some of our suppliers may have relatively limited financial and other resources, which could impact their ability to deliver products in a timely manner. Inadequate deliveries or any other circumstance that would require us to seek alternative sources of supply or to manufacture necessary components internally could significantly delay shipments, which could damage relationships with current and prospective customers and harm our business.

A new accounting pronouncement may cause our operating results to fluctuate.

  In December 1999, the SEC staff released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." As a result of this pronouncement, companies will be required to recognize revenue only when they substantially complete the applicable sales agreements, which will typically occur upon customer acceptance. This pronouncement particularly impacts the semiconductor manufacturing industry and the semiconductor capital equipment industry. Historically, the industry has recognized revenue upon shipment, and we have consistently applied this revenue recognition policy. In compliance with this pronouncement, we will adopt the accounting change in revenue recognition in the first fiscal quarter of 2001, which we expect will have a significant effect on our operating results in our first quarter. Furthermore, adoption of this pronouncement will impact the comparability of our financial statements from period to period, as well as our contractual relationships with our customers and internal procedures and controls.

If we cannot successfully expand our operations and management systems, we may not be able to grow or maintain our business.

  Sales growth and expansion in the scope of our operations in the past placed a considerable strain on our operations and management systems. To effectively deal with changes brought on by the cyclical nature of the industry, we may be required to initiate an extensive reevaluation of our operating and financial systems, procedures and controls. We will continue to upgrade and implement new management systems as required. If we do not succeed in these efforts, we may not be able to grow or maintain our business, and our business may be harmed.

Our officers, directors and related family members can control the outcome of matters requiring stockholder approval.

  As September 15, 2000, our officers, directors and members of their families who may be deemed affiliates of such persons, beneficially owned approximately 10.8% of our outstanding shares of common stock. Accordingly, these stockholders will be able to significantly influence the election of our directors and the outcome of corporate actions requiring stockholder approval, such as mergers and acquisitions, regardless of how our other stockholders may vote. Such a high level of ownership by these persons or entities could have a significant effect in delaying, deferring or preventing a change in control and may impact the voting power and other rights of other holders of common stock.

Anti-takeover provisions contained in our charter documents and under Delaware law could delay, impair or prevent a change in control.

  Provisions of our Certificate of Incorporation, 1994 Stock Option/Stock Issuance Plan, Bylaws and Delaware law may discourage transactions involving a change in control. Our Certificate of Incorporation and Bylaws contain provisions that limit liability and provide indemnification of our directors and officers and provide that our stockholders can take action only at a duly called annual or special meeting of stockholders. These provisions may have the effect of deterring hostile takeovers or delaying changes in the control or management of us. In addition, the ability of our board of directors to issue preferred stock without further stockholder approval could have the effect of delaying, deferring or preventing a change in control.

  The Delaware anti-takeover law restricts business combinations with some stockholders once the stockholder acquires 15% or more of our common stock. The Delaware statute makes it more difficult for our company to be acquired without the consent of our board of directors and management. We are also subject to the provisions of Section 203 of the Delaware General Corporation Law prohibiting, under various circumstances, publicly-held Delaware corporations from engaging in business combinations with interested stockholders for a specified period of time without the approval of the holders of substantially all of its outstanding voting stock. These provisions could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving us, even if these events could be beneficial, in the short-term, to the interests of the stockholders. In addition, these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

Our failure to comply with current or future environmental regulations could harm our business.

  We are subject to a variety of governmental regulations relating to the use, storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture our products. We believe that we are currently in compliance, in all material respects, with these regulations and that we have obtained all necessary environmental permits to conduct our business. Nevertheless, the failure to comply with current or future regulations could result in substantial fines being imposed on us, suspension of production, alteration of our manufacturing process or cessation of operations. These regulations could require us to acquire expensive remediation equipment or to incur substantial expenses to comply with environmental regulations. Our failure to control the use, disposal or storage of, or adequately restrict the discharge of, hazardous or toxic substances could subject us to significant liabilities and could harm our business.

Risks Related to this Offering

A variety of factors may cause the price of our stock to be volatile.

  Our stock price may fluctuate due to a variety of factors, including:

     . announcements of developments related to our business including from our customers and competitors;

     .  fluctuations in our operating results;

     .  sales of our common stock into the marketplace;

     .  failure to meet or changes in analysts' expectations;

     . general conditions in the semiconductor industry or the worldwide economy;

     . announcements of technological innovations, new products or product enhancements by us or by our competitors;

     . developments in patents or other intellectual property rights or any litigation relating to these rights;

     .  developments in our relationships with our customers and suppliers;

     .  natural disasters; and

     .  outbreaks of hostilities.

  In recent years, our stock, the stock market in general and the market for shares of small capitalization stocks such as ours have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. Moreover, in recent years the stock prices of many companies in the semiconductor capital equipment business, including ours, have declined substantially due to the worldwide semiconductor downturn. There can be no assurance that the market price of our common stock will not continue to experience significant fluctuations in the future, including fluctuations that are unrelated to our performance.

  In the past, securities class action litigation has often been instituted against a company following periods of volatility in the company's stock price. This type of litigation, if filed against us, could result in substantial costs and declines in the price of our common stock and divert our management's attention and resources.

Investors in this offering could suffer immediate and substantial dilution.

  Investors purchasing shares in the offering could incur immediate and substantial dilution in net tangible book value per share. To the extent outstanding options to purchase common stock are exercised, there could be further dilution.

                          FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that address, among other things: our strategy; the anticipated development of our solutions and products; our anticipated use of proceeds; our projected capital expenditures and liquidity; our development of additional revenue sources; our development and expansion in international markets; market acceptance of our solutions and products; and our technological advancement. We intend for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. We have based these forward-looking statements on our current expectations and projections about future events. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus.

  We use words such as "anticipate," "expect," "intend," "plan," "believe," "seek," "estimate" and variations of these words and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We undertake no obligation to update these statements or publicly release the result of any revision to the forward looking statements that we may make to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

  Market data and forecasts used in this prospectus, including, for example, estimates of growth in the semiconductor and the semiconductor capital equipment industries, have been obtained from independent industry sources. We have not independently verified the data obtained from these sources, and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties accompanying any estimates of future market size.

                                USE OF PROCEEDS

  We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

                             SELLING STOCKHOLDERS

  The following table sets forth the number of shares beneficially owned by each of the selling stockholders. None of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of the shares or other securities of us. No estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below. The individuals listed below acquired the shares being offered hereby in connection with our September 13, 2000 acquisition of Gamma Precision Technology, Inc. in a stock for stock and cash merger. In connection with such acquisition, we agreed to prepare and file at our expense, as promptly as practical and, in any event, by October 3, 2000, a registration statement with the SEC covering the resale of the shares acquired by the individuals listed below in the acquisition. Prior to the merger, Messrs. Wong, Toshima, Yang and Nguyen served as directors of Gamma Precision Technology, Inc. Further, Messrs. Wong and Toshima were executive officers of Gamma Precision Technology, Inc. After consummation of the merger, Messrs. Wong, Toshima, Penkan, Zapien and Can became our employees.

                                        Number of                     Percent of                  Number of Shares
Name of Selling Stockholder     Shares Beneficially Owned       Outstanding Shares/1/       Registered for Sale Hereby
---------------------------     -------------------------       ---------------------       --------------------------
Jerry Wong                               176,496                        1%                          176,496
Masato Toshima                           176,496                        1%                          176,496
Gi Chang Nah                               2,974                        *                             2,974
Jong Sung Yun                                817                        *                               817
Jeong Haw Yang                           111,301                        *                           111,301
Kaz Okubo                                  9,118                        *                             9,118
Pik Luk Li                                 1,176                        *                             1,176
Jae Deuk Yang                             24,179                        *                            24,179
Kuo Chueh Chu                              4,902                        *                             4,902
Sun Y. Lee                                   376                        *                               376
James Graham                                 137                        *                               137
Polymax                                   39,221                        *                            39,221
Binh Nguyen                               72,857                        *                            72,857
Wheng-Jing Kuan                           10,894                        *                            10,894
Universal Venture Fund Inc.               21,789                        *                            21,789
Steven Fong                                1,304                        *                             1,304
Alex Penkan                                  392                        *                               392
Martin Zapien                                627                        *                               627
Linh Can                                     521                                                        521


_________________________
     /1/ Based on 17,468,577 shares of common stock outstanding as of September 14, 2000.

     *     Represents beneficial ownership of less than one percent.

                             PLAN OF DISTRIBUTION

  We are registering all 655,577 shares on behalf of some of our stockholders. All of the shares originally were issued by us in connection with a transaction we closed on September 13, 2000, which is described under the caption "Selling Stockholders." The selling stockholders named in the table above, or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus, may sell the shares from time to time. In this document, we refer to all these people, collectively, as the "selling stockholders." The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

     . a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     . purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

     .  an exchange distribution in accordance with the rules of such exchange,

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

     .  in privately negotiated transactions.

  To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

  The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

  Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by selling stockholders.

  The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

  Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

  We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     . the name of each such selling stockholder and of the participating broker-dealer(s),

     .  the number of shares involved,

     .  the price at which such shares were sold,

     . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     .  other facts material to the transaction.

  We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

  The validity of the shares of common stock offered by GaSonics hereby will be passed upon for GaSonics by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS


  The consolidated financial statements incorporated by reference herein, to the extent and for the period indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

================================================================================
     We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.


                               ________________



                               TABLE OF CONTENTS

                                                      Page
                                                      ----
WHERE YOU CAN FIND MORE INFORMATION                     2
THE COMPANY                                             3
RISK FACTORS                                            4
FORWARD-LOOKING STATEMENTS                             13
USE OF PROCEEDS                                        14
SELLING STOCKHOLDERS                                   14
PLAN OF DISTRIBUTION                                   15
LEGAL MATTERS                                          16
EXPERTS                                                16


================================================================================

                            GASONICS INTERNATIONAL

                                  CORPORATION



                                655,577 Shares
                                      of
                                 Common Stock


                                  ----------
                                  PROSPECTUS
                                  ----------


                               OCTOBER __, 2000


================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

         SEC registration fee...................................  $  2,217
         Legal fees and expenses................................    20,000
         Accounting fees and expenses...........................     7,000
         Printing Fees..........................................    70,000
         Transfer agent fees....................................     1,770
                                                                  --------
            Total...............................................  $100,987
                                                                  ========
_______________________


Item 15.  Indemnification of Directors and Officers

     We have adopted provisions in our Amended and Restated Certificate of Incorporation that limit the liability of our directors in certain instances.
As permitted by the Delaware General Corporation Law, directors will not be liable to us for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. See Item 17 of this Registration Statement regarding the opinion of the Securities and Exchange Commission as to indemnification of liabilities arising under the Securities Act. Such limitation does not affect liability for any breach of a director's duty to us or our stockholders (i) with respect to approval by the director of any transaction from which he derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that he believes to be contrary to our best interests or the best interest of our stockholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern of inattention that amounts to an abdication of his duty to us or our stockholders, or that show a reckless disregard for his duty to us or our stockholders in circumstances in which he was, or should have been, aware, in the ordinary course of performing his duties, of a risk of serious injury to us or our stockholders, or (iii) based on transactions between us and our directors or another corporation with interrelated directors or on improper distributions, loans, or guarantees under applicable sections of the Delaware General Corporation Law. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission, although in certain circumstances equitable relief may not be available as a practical matter. The limitation may relieve the directors of monetary liability to us for grossly negligent conduct, including conduct in situations involving attempted takeovers. No claim or litigation is currently pending against our directors that would be affected by the limitation of liability.

     Our Amended and Restated Certificate of Incorporation and Bylaws provide that we shall indemnify our directors and may indemnify our officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. We have entered into separate indemnification agreements with our directors and officers, which may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. To the extent we may be required to make substantial payments under the indemnification agreements that are not covered by insurance, our available cash and stockholder's equity would be adversely affected.

Item 16.  Exhibits and Consolidated Financial Statement Schedule

       (a)  Exhibits

            Exhibit No.                                  Description
            -----------                                  ------------
               4.1 (1)    Form of Stock Certificate

               5.1        Opinion of Brobeck, Phleger & Harrison LLP

              23.1 Consent of Arthur Andersen LLP, independent public accountants

              23.2 Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1)

              24.1 (2)    Power of Attorney

           ___________
          (1) Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1, Commission File No. 33-74872.

          (2)  Previously filed.


Item 17.     Undertakings

     The undersigned Registrant hereby undertakes:

       1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, GaSonics International Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 10th day of October 2000.

                                      GASONICS INTERNATIONAL CORPORATION

                                      By /s/ Asuri Raghavan
                                         --------------------------------------
                                         Asuri Raghavan
                                         President and Chief Executive Officer


  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                                 Title                                    Date
             ---------                                 -----                                    ----
        /s/ Asuri Raghavan               Chief Executive Officer (Principal
-----------------------------------      Executive Officer), President and
          Asuri Raghavan                            Director                              October 10, 2000


                *                        Vice President of Finance and Chief
-----------------------------------         Financial Officer (Principal
          Rammy Rasmussen                Financial and Accounting Officer)                October 10, 2000


                *                        Chairman of the Board and Director               October 10, 2000
-----------------------------------
            Dave Toole

                *                        Vice Chairman of the Board and                   October 10, 2000
-----------------------------------                 Director
            Monte Toole

                *                                   Director                              October 10, 2000
-----------------------------------
       Kenneth L. Schroeder

                                                    Director                              October 10, 2000
-----------------------------------
      F. Joseph Van Poppelen

                *                                   Director                              October 10, 2000
-----------------------------------
        Kenneth M. Thompson

 *By: /s/ Asuri Raghauan
-----------------------------------
          Asuri Raghauan
         Attorney-in-fact


                               Index to Exhibits
                               -----------------

Exhibit
Number                           Exhibit Title
------                           -------------



4.1(1)  Form of Stock Certificate
5.1     Opinion of Brobeck, Phleger & Harrison LLP
23.1    Consent of Arthur Andersen LLP, independent public accountants
23.2 Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1)
24.1(2) Power of Attorney
__________
(1) Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1, Commission File No. 33-74872.
(2)  Previously filed.